EXHIBIT 5.1 AND 23.1

The Law Office of Stephen E. Rounds
Stephen E. Rounds, Attorney
1544 York Street, Suite 110
Denver, Colorado 80206

May 11, 2004

U.S. Energy Corp.
877 North 8th West
Riverton, Wyoming 82501

Re:  Registration Statement on Form S-1
     Initial Filing

Gentlemen:

     U. S. Energy Corp. (the "company") has filed a registration statement with the Securities and Exchange Commission to register the resale, under section 5 of the Securities Act of 1933, of 5,940,062 shares of common stock, comprised of 1,801,352 shares now issued and outstanding; up to 1,472,689 shares of common stock issuable upon exercise of outstanding options and warrants issued by the company; up to 2,420,030 shares of common stock which may be issued on exchange of outstanding common stock and preferred stock of Rocky Mountain Gas, Inc., a majority-owned subsidiary of the company; and up to 245,991 shares of common stock which may be issued on conversion of interest and principal owed on a debt of the company.

     We have acted as counsel to the company in connection with the preparation and filing of the registration statement.

     Our legal opinion and consent to be named in the registration statement, are required to be provided in connection with the registration statement, and are required to be filed as exhibits to the registration statement.

                               Documents Reviewed

     We have examined originals, certified copies or other copies identified to out satisfaction, of the following:

     1. Articles of Incorporation of the company and Rocky Mountain Gas, Inc

     2. Bylaws of the company.

     3. All exhibits listed in Part II of the registration statement.



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U.S. Energy Corp.
May 11, 2004
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     4. Part I of the registration statement.

     5. Minutes of proceedings of the company's board of directors to the date hereof.

     6. Other documents as appropriate under the circumstances.

     We also have consulted with officers and representatives of the company, and received such representations and assurances concerning the exhibits described in paragraph 3 and the registration statement described in paragraph 4, as we have deemed advisable or necessary under the circumstances. Although we have not undertaken independent verification of the matters covered by this paragraph, we have no reason to believe that the representations and assurances received are materially inaccurate or false.

                               Opinion and Consent

     Based on our review of the documents listed above, it is our opinion that the shares of common stock to be issued by the company (1) on exercise of the options and warrants; (2) in exchange for shares of Rocky Mountain Gas, Inc.; and (3) on conversion of debt, all as described in the subject Form S-1 registration statement, pursuant to the terms and conditions of such options and warrants, exchange agreements, the amendment to the articles of incorporation of Rocky Mountain Gas, Inc. relating to its preferred stock, and debt instruments, as applicable, will be duly and validly issued, fully paid and non-assessable shares of the common stock of the company under the laws of the state of Wyoming.

     Further, it is our opinion that the shares of common stock now outstanding, which are included in the registration statement for resale by the identified selling shareholders, have been duly and validly issued, and are fully paid and non-assessable shares of the common stock of the company under the laws of the state of Wyoming.

     No opinion is expressed, and none shall be inferred, with respect to the financial statements incorporated by reference into the registration statement.

     We hereby consent to the filing of this opinion as an exhibit to the registration statement on Form S-1. However, we do not admit that we are in the category of those persons whose consent is required to be so filed by section 7(a) of the Securities Act of 1933.

Yours Sincerely,


/s/   Stephen E. Rounds


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